Exhibit 4.34

Date:  4th August 2003

ELAN PHARMACEUTICALS INC.

AND

AMARIN CORPORATION PLC.

DEED OF VARIATION NO. 2

RELATING TO

AMENDED AND RESTATED

DISTRIBUTION, MARKETING AND OPTION AGREEMENT

DATED 28 SEPTEMBER 2001

(PERMAX®)

INDEX

1.	DEFINITIONS AND INTERPRETATION

2.	INTRODUCTION

3.	VARIATIONS

4.	CONFIRMATION OF THE AGREEMENT

5.	EXECUTION AND DELIVERY

6.	MISCELLANEOUS

THIS DEED OF VARIATION NO. 2 is made the 4th August 2003

BETWEEN:

(1)                                 ELAN PHARMACEUTICALS, INC., a corporation duly organized and existing under the applicable laws of the State of Delaware, having a principal place of business in South San Francisco, California (“Elan”); and

(2)                                 AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, W1J 5HG England (“Amarin”).

WHEREAS:

(A)                              Elan and Amarin entered into an Amended and Restated Distribution, Marketing and Option Agreement between Elan and Amarin dated 28 September 2001 (“Original Agreement”).

(B)                                Elan and Amarin entered into a Waiver and Amendment dated 8 August 2002.  A condition therein not having been fulfilled, such Waiver and Amendment was not effective, as Elan and Amarin hereby acknowledge.

(C)                                Elan and Amarin also entered into an assignment and assumption Agreement effective as of 29 March, 2002 as a part of the consummation of Amarin’s exercise of its option right for Permax.

(D)                               Elan and Amarin further entered into a Deed of Variation dated 27 January 2003.  The Original Agreement as amended by that Deed of Variation is referred to herein as the “Agreement”.

(E)                                 Elan Corporation, plc., Elan Pharma International Limited, Elan International Services Limited, Elan, Monksland Holdings BV and Amarin have entered into an Amended and Restated Master Agreement of even date herewith (the “Master Agreement”).

(F)                                 Pursuant to the Master Agreement, Amarin and Elan have agreed to amend the Agreement by and upon the terms of this Deed.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.                                           DEFINITIONS AND INTERPRETATION

1.1.                                   Unless the context otherwise requires, all other words and expressions defined in the Agreement shall have the same meaning in this Deed.

1.2.                                   Reference to articles, sections, clauses and paragraphs herein are to articles, sections, clauses and paragraphs in the Agreement.

2.                                           INTRODUCTION

This Deed is supplemental to the Agreement.

3.                                           VARIATIONS

The parties to this Deed agree that with effect from the date hereof the Agreement shall be varied as follows:

3.1.                                   by the insertion into Section 1.01 of the following additional definitions:

“ “Elan Agreement(s)” shall have the same meaning as in the Master Agreement.”

“ “Master Agreement” shall mean that certain Amended and Restated Master Agreement dated • July 2003 between Elan Corporation, plc., Elan Pharma International Limited, Elan International Services Limited, Elan, Monksland Holdings B.V. and Amarin.”

3.2.                                   by the deletion of Section 3.01(c)(ii) in its entirety and the substitution therefor of the following:

“(ii)                       thereafter, subject to Clauses 5, 7 and 8 of the Master Agreement, at quarterly intervals (the first being three calendar months after the Purchase Closing), successive payments of Two Million Five Hundred Thousand Dollars ($2,500,000.00) until such time as the entire Total Divestiture Amount has been paid.”

3.3.                                   by the insertion into Section 3.01 of the following new Section 3.01(dd):

“(dd)               Acceleration (Demand).  Further, notwithstanding paragraph (c) above, upon written demand by Elan made either (a) on or after the Demandable Date, as that expression is defined in the Master Agreement, or (b) if Amarin breaches any Elan Agreement and does not remedy it within thirty (30) days of written notice of such breach from Elan specifying in reasonable detail the nature of the breach and requesting the same to be remedied, on or after the expiry of such thirty (30) day period – the entire balance of the Total Divestiture Amount then undischarged shall become immediately due and payable.”;

3.4.                                   by the insertion into Section 3.01(e) immediately before the words “Amarin shall pay …” of the words “subject to Section 3.01(ee),”; and

3.5.                                   by the deletion of Section 3.01(ee) in its entirety and the substitution therefor of the following:

“(ee)                 Right To Redeem.  At any time after • July 2003, Amarin may terminate its obligation to pay the Royalty set out in Section 3.01(e).  Such option may be exercised by giving Elan written notice and by paying to Elan the sum of seven hundred thousand Dollars ($700,000) by wire transfer in immediately available funds, and will not be considered validly exercised until both such notice is given and such payment is duly made (“Royalty Termination Date”).  Termination of the Royalty obligation under this Section 3.01(ee) will not affect Amarin’s obligations in respect of Net Sales of the Product in the Territory up to and including the Royalty Termination Date, and Amarin shall not be entitled to any credit of Royalty paid before the Royalty Termination Date against the sum of One Million Dollars or any other amount.”

4.                                           CONFIRMATION OF THE AGREEMENT

Save as varied by this Deed, the parties hereto confirm that the Agreement shall continue in full force and effect in all respects.

5.                                           EXECUTION AND DELIVERY

5.1.                                   Each of the parties to this document intends it to be a Deed and agrees that upon it being dated it shall be treated as having been delivered as a Deed.

5.2.                                   The signing of this Deed by or on behalf of the parties hereto shall constitute an authority to their respective solicitors (or any of them) or any agent or an employee of them to date it as a Deed on behalf of the parties.

6.                                           MISCELLANEOUS

The provisions of Article 13 (Miscellaneous) of the Agreement shall be incorporated into this Deed mutatis mutandis.

IN WITNESS whereof the parties have executed and delivered this Deed the date first above written.

[Signature Page: Permax Amendment No. 2]

EXECUTED as a DEED by	)
AMARIN CORPORATION PLC	)
acting by:-)

Director

Director/Secretary

EXECUTED as a DEED by	)
ELAN PHARMACEUTICALS, INC.	)
acting by:-)

Name:

Title: